As filed with the Securities and Exchange Commission on August 31, 2007.

File Number 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CRDENTIA CORP.

(Exact name of issuer as specified in its charter)

Delaware	7361	76-0585701
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Crdentia Corp.

5001 LBJ Freeway, Suite 850

Dallas, TX 75244

(972) 850-0780

(Address, including zip code, and telephone number, including area code, of registrant’s principal place of business)

James. J. TerBeest

Chief Financial Officer

5001 LBJ Freeway, Suite 850

Dallas, TX 75244

(972) 850-0780

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Copy to:

Steven G. Rowles, Esq.

J. Nathan Jensen, Esq.

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, CA 92130-2040

(858) 720-5100

Approximate date of commencement of proposed sale to the public. From time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee

Common stock par value $0.0001 per share (2)	6,425,557	$0.39	$2,505,967	$769
Common stock par value $0.0001 per share (3)	1,014,584	$0.39	$395,688	$121

(1) Estimated pursuant to Rule 457(o) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

(2) Represents shares of Registrant’s common stock being registered for resale that are currently held by the selling stockholders named in the prospectus or a prospectus supplement.

(3) Represents shares of the Registrant’s common stock being registered for resale that have been or may be acquired upon the exercise of warrants issued to the selling stockholders named in the prospectus or a prospectus supplement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) MAY DETERMINE.

The information in this prospectus is not complete and may be changed without notice.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted

Subject to completion

Dated August 31, 2007

PRELIMINARY PROSPECTUS

7,440,141 Shares

This prospectus relates to the resale of up to 7,440,141 shares of common stock.  All of the shares, when sold, will be sold by the selling stockholders identified in this prospectus and any prospectus supplement.  The selling stockholders may sell their common stock from time to time at prevailing market prices.  We will not receive any proceeds from the sales by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board, under the symbol “CRDT.”  On August 28, 2007, the last sale price for our common stock on the OTC Bulletin Board was $0.39.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.  None of the proceeds from the sale of common stock by the selling stockholders will be placed in escrow, trust or any similar account.  There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering other than customary brokerage and sales commission.  Selling stockholders will pay no offering expenses other than those expressly identified in this prospectus.

This offering is highly speculative and these securities involve a high degree of risk.  You should purchase shares only if you can afford a complete loss.  See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2007.

ii

Please read this prospectus carefully.  It describes our business, our financial condition and results of operations.  We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, and incorporated by reference into, this prospectus.  It does not contain all of the information that is important to you.  You should read this entire prospectus (including the material incorporated by reference into this prospectus) carefully, especially the discussion of “Risk Factors” and our consolidated financial statements and related notes, before deciding to invest in shares of our common stock.  Unless context indicates otherwise, the terms “the Company”, “we”, “us”, or “our” in this prospectus refer to Crdentia Corp.

General

We are a provider of healthcare staffing services, focusing on the areas of travel nursing, per diem staffing, contractual clinical services, physician staffing, allied services and private duty home care. Our travel nurses are recruited domestically as well as internationally, and placed on temporary assignments at healthcare facilities across the United States. Our per diem nurses are local nurses placed at healthcare facilities on short-term assignments. Our contractual clinical services group provides complete clinical management and staffing for healthcare facilities. Our physicians contract with us to perform medical services for healthcare organizations for a specified length of time. Our allied services primarily consist of diagnostic imaging, respiratory, laboratory, therapies and administrative modalities and our private duty home care group provides nursing case management and staffing for skilled and non-skilled care in the home. We consider the different services described above to be one segment as each of these services relate solely to providing healthcare staffing to customers that are healthcare providers and utilize similar distribution methods, common systems, databases, procedures, processes and similar methods of identifying and serving these customers.

In 2005, 2006 and the six months ended June 30, 2007, approximately 41%, 26% and 15%, respectively, of our revenue was derived from the placement of travel nurses on assignment, typically 13 weeks in length.  Such assignments generally involve temporary relocation to the geographic area of the assignment.  We also provide per diem nurses to satisfy the very short-term needs of healthcare facilities.  Per diem services provided 51% of our revenue in 2005, 54% of our revenue in 2006 and 70% of our revenue in the six months ended June 30, 2007.  The balance of our revenue in 2005, 2006 and the six months ended June 30, 2007 came from providing clinical management and staffing to healthcare facilities, private duty home care, locum tenens revenue and allied services.  We anticipate there are growth opportunities in these areas as well and intend to pursue such opportunities as they arise.  Historically, most of our customers have been acute care hospitals located throughout the continental United States.

With the existing and growing shortage of nurses in the United States, we believe there is an opportunity to build a significant company in the field of healthcare staffing services.  We intend to pursue this opportunity through organic growth of our existing businesses and through the continued acquisition of complementary companies in this sector.  We believe that temporary staffing companies must consolidate in order to thrive.  The success of the large industry leaders is indicative of the efficiency, both in operations as well as capital formation, of this strategy.  Smaller companies in this sector will increasingly be at a competitive disadvantage in the marketplace because technology, operating efficiency and breadth of service will soon be the key to successful operations.

Growth Strategy

We did not have any revenue in 2003 until we completed our first acquisition in August 2003.  During 2003, we pursued our operational plan of acquiring companies in the healthcare staffing field and completed acquisitions of four companies.  We purchased two companies in 2004, three companies in 2005 and one company in 2006.  We have contracted with more than 1,500 healthcare facilities across 49 states and the District of Columbia.  We anticipate continuing our plan to acquire specialized companies in the healthcare staffing field for the foreseeable future, particularly in the Sunbelt region of the U.S., where we believe we can leverage our existing network of hub offices. We pursue acquisition opportunities on a regular basis and are currently in late stage negotiations to acquire two staffing companies.

Corporate Information

We were incorporated under the laws of the State of Delaware on November 10, 1997 under the name of Digivision International, Ltd.  Our name was changed to Lifen, Inc. on June 22, 2000 and to Crdentia Corp. on May 28, 2003.  Our principal executive offices are located at 5001 LBJ Freeway, Suite 850, Dallas, Texas 75244 and our telephone number is (972) 850-0780.  This prospectus and any prospectus supplements issued in relation to it contain trademarks of Crdentia Corp. and its affiliates and may contain trademarks, trade names and service marks of other parties.

THE OFFERING

Common stock offered by selling stockholders	7,440,141
Common stock outstanding(1)	31,037,860
Percentage of outstanding common stock being registered in this offering	24%
Use of proceeds	We will not receive any proceeds from the sale of the common stock.
OTC Bulletin Board Symbol	CRDT

(1)  As of August 28, 2007. Includes 1,014,584 shares issuable upon the exercise of warrants issued to the selling stockholders named in the prospectus or a prospectus supplement.

ISSUANCES OF COMMON STOCK

The shares of common stock being offered by the selling stockholders were issued by us in the following transactions.

Debenture Exchange

On January 6, 2006, we entered into a Securities Purchase Agreement with institutional investors for the private placement of Convertible Debentures (the “Debentures”) having a principal amount of $2,000,000.  Subject to the conversion provisions set forth in the Debentures, the unpaid principal together with all accrued interest on the Debentures is due and payable on January 6, 2009.  Interest accrues on the unpaid principal balance at a rate of eight percent (8%) per annum, simple interest, and is payable in semi-annual payments in cash or registered stock at our option.  The Debentures are convertible into shares of our common stock at a price of $6.00 per share.  In addition, as part of the financing, we agreed to issue warrants to purchase up to 166,667 shares of our common stock with an exercise price of $7.50 per share (the “Long-Term Warrants”) and warrants to purchase up to 333,333 shares of our common stock with an exercise price of $6.00 per share (the “Short-Term Warrants”).  The Long-Term Warrants will expire in five years unless previously exercised.  All of the Short-Term Warrants expired unexercised in June 2006.  The outstanding Long-Term Warrants are for cash exercise only unless after one year there is no effective registration statement.  Substantially all of the proceeds of the sale of the securities were used to repay debt owed to our senior lenders.

Under the terms of a Registration Rights Agreement executed in connection with the issuance of the Debentures, we filed a Registration Statement on Form SB-2 (Registration No. 333-131603) relating to the shares issuable upon conversion of the Debentures and exercise of the warrants.  Such registration statement was initially declared effective by the Securities and Exchange Commission on February 15, 2006.

Pursuant to the terms of the Securities Purchase Agreement relating to the Debentures, if we effect a Subsequent Financing (as defined in the agreement) at any time while the Debentures remain outstanding, each purchaser of Debentures may elect, in its sole discretion, to exchange all or some of the Debentures then held by such purchaser for any securities issued in a Subsequent Financing based on the effective price at which such securities were sold in such Subsequent Financing.  From January 2007 to August 2007 we conducted a private placement pursuant to which we sold shares of our common stock at a price per share of $0.60 (such private placement is described in further detail below).  This private placement constituted a “Subsequent Financing” under the Securities Purchase Agreement.  Three holders of Debentures (Nite Capital LP, Whalehaven Capital Fund Limited and Vestal Venture Capital) elected to exchange all of their Debentures for an aggregate of 1,543,644 shares of our common stock.  Nite Capital LP, Whalehaven Capital Fund Limited and Vestal Venture Capital are identified as selling stockholders in this prospectus.

Settlements

Dawson James.  On March 22, 2006, Dawson James Securities Inc. brought an action against us seeking fees in connection with raising investment capital.  In April 2007, we settled this action and, in connection therewith, issued an aggregate of 400,000 shares of our common stock to Dawson James Securities Inc., Robert D. Keyser, Jr., John Keyser and Scott Schalk.  Dawson James Secuities Inc. and Messrs Keyser, Jr., Keyser and Schalk are identified as selling stockholders in this prospectus.

iVow, Inc.  In September 2006, we entered into an Agreement and Plan of Merger (“Merger Agreement”) with iVOW, Inc. (“iVOW”), a provider of services to employers, payors and unions to facilitate weight loss programs on a per patient direct basis.  In April 2007, we entered a settlement agreement with iVOW pursuant to which we and iVOW agreed to terminate the Merger Agreement and release each other from any and all claims arising under the Merger Agreement and related agreements.  In connection with the settlement agreement, we issued iVOW 1,500,000 shares of our common stock.  iVOW is identified as a selling stockholder in this prospectus.

Private Placement

From January 2007 through August 2007, we conducted eleven closings of a private placement pursuant to which we sold an aggregate of 8,166,659 shares of our common stock at a price per share of $0.60 for aggregate gross proceeds of $4,899,999.  The proceeds of this private placement were used to provide us with working capital.  Pursuant to the terms of a Registration Rights Agreement entered in connection with this private placement, we agreed to cause a resale registration statement covering the shares to be filed within 30 days after the final closing date.

The participants in this private placement included: (i) C. Fred Toney, the Chairman of our Board of Directors (he individually invested $1,799,999 in the private placement for 2,999,999 shares of our common stock), (ii) James D. Durham, our former Chief Executive Officer (he individually invested $100,000 in the private placement for 166,666 shares of our common stock), (iii) MedCap Partners LP (invested $1,884,998 in the private placement for 3,141,664 shares of our common stock, and (iv) MedCap Master Fund LP (invested $165,000 in the private placement for 274,999 shares of our common stock).  C. Fred Toney is the managing member of MedCap Management and Research LLC, the general partner of MedCap Partners LP and MedCap Master Fund LP.  All of the participants in the private placement, except Mr. Toney, MedCap Partners LP and MedCap Master Fund LP, are identified as selling stockholders in this prospectus.

AudioStocks Agreement

On June 25, 2007, we entered into a Services Agreement (the “Services Agreement”) with AudioStocks, Inc. (“AudioStocks”) whereby AudioStocks agreed to provide investment services, web based shareholder communications and public relations services in exchange for (i) $80,000, (ii) 1,247,500 shares common stock and (iii) a Common Stock Purchase Warrant to purchase up to 1,000,000 shares of common stock at a purchase price of $0.60 per share (collectively, the “Compensation”).  The terms of the Services Agreement require us to register the shares of common stock that make up a part of the Compensation.  The term of the Services Agreement runs through June 24, 2008. AudioStocks has partially exercised its Common Stock Purchase Warrant and has received 66,666 shares of our Common Stock for $0.60 per share.

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  You should consider carefully the following information about the risks described below, together with the other information contained in this prospectus before you decide whether to buy our common stock.  If any of the following risks actually occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected.  In those circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Our independent registered public accounting firm issued a going concern opinion on our financial statements, questioning our ability to continue as a going concern.

Our independent registered public accounting firm’s opinion on our 2006 financial statements includes an explanatory paragraph indicating substantial doubt about our ability to continue as a going concern.  Since our inception, we have operated with limited operating capital, and we continue to face immediate and substantial cash needs.  We have limited cash resources and will need to raise additional capital through public or private financings or other arrangements in order to meet current commitments and continue development of our business. Based on current cash flow projections which contain revenue growth from current operations as well as new acquisitions, we anticipate needing to raise at least an additional $2,000,000 by June 30, 2008 (of which a significant amount will need to be raised by December 31, 2007) in order to continue to operate our business. We cannot assure you that additional capital will be available to us when needed, if at all, or, if available, will be obtained on terms attractive to us.  If we are not successful in raising capital in the short-term we could be unable to meet payroll costs.  Failure to raise additional capital when needed could cause us to cease our operations.

We have financed our operations since inception primarily through the private placement of equity and debt securities and loan facilities.  Although we will need to raise funds in the near future, there can be no assurance that we will be successful in consummating any fundraising transaction, or if we do consummate such a transaction, that its terms and conditions will not require us to give investors warrants or other valuable rights to purchase additional interest in our company, or be otherwise unfavorable to us.  Among other things, the agreements under which we issued some of our existing securities include, and any securities that we may issue in the future may also include, terms that could impede our ability to raise additional funding. Our projected cash needs are based on management’s current assumptions regarding our business, including some degree of organic growth. This growth may not materialize and our assumptions could prove to be inaccurate. We have been inaccurate in projecting our cash needs in the past. The issuance of additional securities could impose additional restrictions on how we operate and finance our business.  In addition, our current debt financing arrangements involve significant interest expense and restrictive covenants that limit our operations.

We have a history of losses, and we may not achieve or maintain profitability.

We have experienced operating and net losses in each fiscal quarter since our inception, and as of June 30, 2007, we had an accumulated deficit of $130.3 million.  We incurred net losses of $4.5 million for the quarter ended June 30, 2007. We will need to increase revenues and reduce operating expenses to achieve profitability, and we may not be able to do so.  Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.  Our management may not be able to accurately project or give any assurance with respect to our ability to control development and operating costs and/or expenses in the future.  Consequently, as we expand our commercial operations, management may not be able to control costs and expenses adequately, and such operations may generate losses.  If our operating expenses exceed our expectations, our financial performance will be adversely affected.  Our failure to achieve and sustain profitability would negatively impact the market price of our common stock.

We may face difficulties identifying acquisitions and integrating these acquisitions into our operations.  These acquisitions may be unsuccessful, involve significant cash expenditures or expose us to unforeseen liabilities.

We continually evaluate opportunities to acquire healthcare staffing companies that complement or enhance our business and frequently have preliminary acquisition discussions with such companies.  Since 2003, we have acquired ten businesses.  These acquisitions involve numerous risks, including:

• potential loss of revenues following the acquisition;

• difficulties integrating acquired personnel and distinct cultures into our business;

• difficulties integrating acquired companies into our operating, financial planning and financial reporting systems;

• diversion of management attention from existing operations; and

• assumption of liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for their failure to comply with healthcare regulations.

These acquisitions may also involve significant cash expenditures, debt incurrence and integration expenses that could seriously harm our financial condition and results of operations.  We may fail to achieve expected efficiencies and synergies.  Any acquisition may ultimately have a negative impact on our business and financial condition.   We may have difficulty in successfully completing planned acquisitions, which could result in significant cash expenditures for legal and accounting services and take up significant time and attention of management. These acquisitions have historically and may continue to engender disputes which may subject us to significant legal expenses and risk.

There is a limited public market for our common stock, and the trading price of our common stock is subject to volatility.

The quotation of shares of our common stock on the OTC Bulletin Board began in 2003.  There can be no assurances that an active public market will develop or continue for our common stock.  The trading price of our common stock is subject to significant fluctuations.  Factors affecting the trading price of our common stock may include:

• variations in our financial results;

• announcements of innovations, new solutions, strategic alliances or significant agreements by us or by our competitors;

• recruitment or departure of key personnel;

• changes in estimates of our financial results or changes in the recommendations of any securities analysts that elect to follow our common stock;

• lack of market makers;

• market conditions in our industry, the industries of our customers and the economy as a whole; and

• sales of substantial amounts of our common stock, or the perception that substantial amounts of our common stock will be sold, by our existing stockholders in the public market.

Our need to raise additional capital in the future could have a dilutive effect on your investment.

We will need to raise additional capital in the future, including at least $2,000,000 by June 30, 2008 (of which a significant amount will need to be raised by December 31, 2007) in order for us to continue to operate our business.  Since the beginning of 2007, we have raised $4.89 million through the sale of common stock at $0.60 per share in eleven closings of a private placement.  We may raise additional capital through the public or private sale of common stock or securities convertible into or exercisable for our common stock.  Such sales could be consummated at a significant discount to the trading price of our stock.

If we sell additional shares of our common stock, such sales will further dilute the percentage of our equity that our existing stockholders own.  In addition, private placement financings could involve the issuance of securities at a price per share that represents a discount to the trading prices listed for our common stock on the OTC Bulletin Board.  Depending upon the price per share of securities that we sell in the future, a stockholder’s interest in us will be further diluted by any adjustments to the number of shares and the applicable exercise price required pursuant to the terms of the agreements under which we previously issued securities.  No assurance can be given that previous or future investors, finders or placement agents will not claim that they are entitled to additional anti-dilution adjustments or dispute the calculation of any such adjustments.  Any such claim or dispute could require us to incur material costs and expenses regardless of the resolution and, if resolved unfavorably to us, to affect dilutive securities issuances or adjustments to previously issued securities.  In addition, future financings may include provisions requiring us to make additional payments to the investors if we fail to obtain or maintain the effectiveness of SEC registration statements by specified dates or take other specified action.  Our ability to meet these requirements may depend on actions by regulators and other third parties, over which we will have no control.  These provisions may require us to make payments or issue additional dilutive securities, or could lead to costly and disruptive disputes.  In addition, these provisions could require us to record additional non-cash expenses.

Our credit facility and revolving note impose significant expenses on us and we could incur significant additional expenses in the event of default.

In January 2007, we delivered a Master Revolving Note in the amount of $2.4 million to Comerica Bank (the “Comerica Revolving Note”).  In February 2007, we entered into a $10 million working capital facility with Systran Financial Services Corporation (the “Working Capital Facility”).  In connection with our entry into these credit arrangements with Comerica and Systran, we terminated our existing revolving credit facility with Bridge Healthcare Finance, LLC and term loan credit facility with Bridge Opportunity Finance, LLC.  The new Working Capital Facility and Comerica Revolving Note involve significant interest expenses.  The Working Capital Facility has an initial term of 48 months, and we are obligated to pay Systran certain fees upon early termination in the event the arrangement is terminated prior to the end of the term.  Upon the occurrence of certain events of default, Systran may immediately collect any obligation owing to Systran under the Working Capital Facility.  The Comerica Revolving Note provides that, upon the occurrence of certain events of default, Comerica may, without prior notice to us, declare any or all of the indebtedness payable under the note immediately due and payable.  Our failure to pay required interest expenses and other fees or to otherwise satisfy the terms of these credit arrangements would have a material adverse affect on us.

The agreements governing the convertible debentures contain covenants and restrictions that may limit our ability to operate our business.

The terms of our 2006 convertible debentures limit our ability to, among other things, declare or pay dividends or distributions on any equity securities, create or incur additional indebtedness, create additional liens on our assets and repurchase common stock.  These restrictions could adversely affect our ability to borrow additional funds or raise additional equity to fund our future operations.  In addition, we are required to allow the holders of our outstanding debentures to participate in any financing of common stock or common stock equivalents (the primary purpose of which is capital raising).  If we fail to comply with any of the covenants contained in the agreements or otherwise default on the convertible debentures, the holders may accelerate the indebtedness, and we may not have sufficient funds available to make the required payments (which may include, among other things, paying 130% of the principal amount of the debentures).

If we do not continue to attract and retain key employees our business could suffer.

We are dependent upon the personal efforts of our management team, particularly John Kaiser, our Chief Executive Officer.  The loss of Mr. Kaiser or any of our other officers or directors could have a material adverse effect upon our business and future prospects.  We do not presently have key-person life insurance upon the life of any of our officers or directors.  Additionally, as we continue our planned expansion of commercial operations, we will require the services of additional skilled personnel.  There can be no assurance that we can attract persons with the requisite skills and training to meet our future needs or, even if such persons are available, that they can be hired on terms favorable to us.

Our success also depends on our ability to attract and retain qualified and skilled sales personnel who engage in selling and business development for our services.  The available pool of qualified sales personnel candidates is limited.  We commit substantial resources to the recruitment, training, development and operational support of our sales personnel.  There can be no assurance that we will be able to recruit, develop and retain qualified sales personnel in sufficient numbers or that our sales personnel will achieve productivity levels sufficient to enable growth of our business.  Failure to attract and retain productive sales personnel could adversely affect our business, financial condition and results of operations.

If we are unable to attract qualified nurses and healthcare professionals for our healthcare staffing business, our business could be negatively impacted.

We rely significantly on our ability to attract and retain nurses and healthcare professionals who possess the skills, experience and licenses necessary to meet the requirements of our hospital and healthcare facility clients.  We compete for healthcare staffing personnel with other temporary healthcare staffing companies and with hospitals and healthcare facilities.  We must continually evaluate and expand our temporary healthcare professional network to keep pace with our hospital and healthcare facility clients’ needs.  Currently, there is a shortage of qualified nurses in most areas of the United States, competition for nursing personnel is increasing, and salaries and benefits have risen.  We may be unable to continue to increase the number of temporary healthcare professionals that we recruit, decreasing the potential for growth of our business.  Our ability to attract and retain temporary healthcare professionals depends on several factors, including our ability to provide temporary healthcare professionals with assignments that they view as attractive and to provide them with competitive benefits and wages.  We cannot assure you that we will be successful in any of these areas.  The cost of attracting temporary healthcare professionals and providing them with attractive benefit packages may be higher than we anticipate and, as a result, if we are unable to pass these costs on to our hospital and healthcare facility clients, our losses could increase.  Moreover, if we are unable to attract and retain temporary healthcare professionals, the quality of our services to our hospital and healthcare facility clients may decline and, as a result, we could lose clients.

The temporary staffing industry is highly competitive and the success and future growth of our business depends upon our ability to remain competitive in obtaining and retaining temporary staffing clients.

The temporary staffing industry is highly competitive and fragmented, with limited barriers to entry.  We compete in national, regional and local markets with full-service agencies and in regional and local markets with specialized temporary staffing agencies.  Some of our competitors include AMN Healthcare Services, Inc., Cross Country, Inc., Medical Staffing Network Holdings, Inc. and On Assignment, Inc.  All of these companies have significantly greater marketing and financial resources than we do.  Our ability to attract and retain clients is based on the value of the service we deliver, which in turn depends principally on the speed with which we fill assignments and the appropriateness of the match based on clients’ requirements and the skills and experience of our temporary employees.  Our ability to attract skilled, experienced temporary professionals is based on our ability to pay competitive wages, to provide competitive benefits, to provide multiple, continuous assignments and thereby increase the retention rate of these employees.  To the extent that competitors seek to gain or retain market share by reducing prices or increasing marketing expenditures, we could lose revenues and our margins could decline, which could seriously harm our operating results and cause the trading price of our stock to decline.  As we expand into new geographic markets, our success will depend in part on our ability to gain market share from competitors.  We expect competition for clients to increase in the future, and the success and growth of our business depends on our ability to remain competitive.

Our business depends upon our continued ability to secure and fill new orders from our hospital and healthcare facility clients, because we do not have long-term agreements or exclusive contracts with them.

We generally do not have long-term agreements or exclusive guaranteed order contracts with our hospital and healthcare facility clients.  The success of our business depends upon our ability to continually secure new orders from hospitals and other healthcare facilities and to fill those orders with our temporary healthcare professionals.  Our hospital and healthcare facility clients are free to place orders with our competitors and may choose to use temporary healthcare professionals that our competitors offer them.  Therefore, we must maintain positive relationships with our hospital and healthcare facility clients.  If we fail to maintain positive relationships with our hospital and healthcare facility clients, we may be unable to generate new temporary healthcare professional orders and our business may be adversely affected.

Fluctuations in patient occupancy at our clients’ hospitals and healthcare facilities and/or nurse turnover rates may adversely affect the demand for our services and therefore the profitability of our business.

Demand for our temporary healthcare staffing services is significantly affected by the general level of patient occupancy at our hospital and healthcare clients’ facilities.  When occupancy increases, hospitals and other healthcare facilities often add temporary employees before full-time employees are hired.  As occupancy decreases, hospitals and other healthcare facilities typically reduce their use of temporary employees before undertaking layoffs of their regular employees.  In addition, we may experience more competitive pricing pressure during periods of occupancy downturn.  Occupancy at our clients’ hospitals and healthcare facilities also fluctuates due to the seasonality of some elective procedures.  We are unable to predict the level of patient occupancy at any particular time and the effect on our revenues and earnings.

We could be difficult to acquire due to anti-takeover provisions in our charter documents and Delaware law.

Provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of us.  These provisions may make it more difficult for stockholders to take corporate actions and may have the effect of delaying or preventing a change in control.  We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law.  Subject to specified exceptions, including the approval of the transaction by the board of directors or the corporation’s stockholders, this section provides that a corporation may not engage in any business combination with any interested stockholder during the three-year period following the time that such stockholder becomes an interested stockholder.  This provision could have the effect of delaying or preventing a change of control of us.  These factors could limit the price that investors or an acquirer may be willing to pay in the future for shares of our common stock.

We operate in a regulated industry and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce our revenues and profitability.

The healthcare industry is subject to extensive and complex federal and state laws and regulations related to professional licensure, conduct of operations, payment for services and payment for referrals.  If we fail to comply with the laws and regulations that are directly applicable to our business, we could suffer civil and/or criminal penalties or be subject to injunctions or cease and desist orders.

Our business is generally not subject to the extensive and complex laws that apply to our hospital and healthcare facility clients, including laws related to Medicare, Medicaid and other federal and state healthcare programs.  However, these laws and regulations could indirectly affect the demand or the prices paid for our services.  For example, our hospital and healthcare facility clients could suffer civil or criminal penalties or be excluded from participating in Medicare, Medicaid and other healthcare programs if they fail to comply with the laws and regulations applicable to their businesses.  In addition, our hospital and healthcare facility clients could receive reduced reimbursements, or be excluded from coverage, because of a change in the rates or conditions set by federal or state governments.  In turn, violations of or changes to these laws and regulations that adversely affect our hospital and healthcare facility clients could also adversely affect the prices that these clients are willing or able to pay for our services.

In addition, improper actions by our employees and other service providers may subject us to regulatory and litigation risk.

Further government regulations or healthcare reform could negatively impact our business opportunities, revenues and margins.

Although our operations are not currently subject to any significant government regulations, it is possible that, in the future, such regulations may be created.  Although we cannot predict the likelihood or extent of such future regulations, the possibility exists that future unforeseen changes may have an adverse impact on our ability to continue or expand our operations as presently planned.

The United States government has undertaken efforts to control increasing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and drug companies.  In the recent past, the United States Congress has considered several comprehensive healthcare reform proposals.  The proposals were generally intended to expand healthcare coverage for the uninsured and reduce the growth of total healthcare expenditures.  While Congress did not adopt any comprehensive reform proposals, members of Congress may raise similar proposals in the future.  If any of these proposals are approved, hospitals and other healthcare facilities may react by spending less on healthcare staffing, including nurses.  If this were to occur, we would have fewer business opportunities, which could seriously harm our business.

State governments have also attempted to control increasing healthcare costs.  For example, the State of Massachusetts has recently implemented a regulation that limits the hourly rate payable to temporary nursing agencies for registered nurses, licensed practical nurses and certified nurses’ aides.  The State of Minnesota has also implemented a statute that limits the amount that nursing agencies may charge nursing homes.  Other states have also proposed legislation that would limit the amounts that temporary staffing companies may charge.  Any such current or proposed laws could seriously harm our business, revenues and margins.

Furthermore, third party payers, such as health maintenance organizations, increasingly challenge the prices charged for medical care.  Failure by hospitals and other healthcare facilities to obtain full reimbursement from those third party payers could reduce the demand or the price paid for our staffing services.

Significant legal actions could subject us to substantial uninsured liabilities.

In recent years, healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories.  Many of these actions involve large claims and significant defense costs.  In addition, we may be subject to claims related to torts or crimes committed by our employees or temporary healthcare professionals.  In some instances, we are required to indemnify our clients against some or all of these risks.  A failure of any of our employees or healthcare professionals to observe our policies and guidelines intended to reduce these risks; relevant client policies and guidelines or applicable federal, state or local laws, rules and regulations could result in negative publicity, payment of fines or other damages.  Our professional malpractice liability insurance and general liability insurance coverage may not cover all claims against us or continue to be available to us at a reasonable cost.  If we are unable to maintain adequate insurance coverage or if our insurers deny coverage we may be exposed to substantial liabilities.

We may be legally liable for damages resulting from our hospital and healthcare facility clients’ mistreatment of our healthcare personnel.

Because we are in the business of placing our temporary healthcare professionals in the workplaces of other companies, we are subject to possible claims by our temporary healthcare professionals alleging discrimination, sexual harassment, negligence and other similar activities by our hospital and healthcare facility clients.  The cost of defending such claims, even if groundless, could be substantial and the associated negative publicity could adversely affect our ability to attract and retain qualified healthcare professionals in the future.

We have a substantial amount of goodwill and other intangible assets on our balance sheet.  Our level of goodwill and other intangible assets may have the effect of decreasing our earnings or increasing our losses.

As of June 30, 2007, we had $12.4 million of goodwill and other unamortized intangible assets on our balance sheet, which represents the excess of the total purchase price of our acquisitions over the fair value of the net assets acquired.  At June 30, 2007, goodwill and other intangible assets represented 62% of our total assets.  An impairment charge of goodwill to earnings would have the effect of decreasing our earnings or increasing our losses, as the case may be.  If we are required to write down a substantial amount of goodwill, our stock price could be adversely affected.  As a result of the loss of customer base in some operations and the closure of certain operations, our impairment analysis of goodwill required a charge for impairment of goodwill of $10 million in 2006 and $3.1 million in 2007.  We also lost certain customer relationships that were obtained with the TravMed acquisition which necessitated a write-down of $123,000 in 2006 related to intangibles assigned to these customer relationships.

Demand for medical staffing services is significantly affected by the general level of economic activity and unemployment in the United States.

When economic activity increases, temporary employees are often added before full-time employees are hired.  However, as economic activity slows, many companies, including our hospital and healthcare facility clients, reduce their use of temporary employees before laying-off full-time employees.  In addition, we may experience more competitive pricing pressure during periods of economic downturn.  Therefore, any significant economic downturn could have a material adverse impact on our financial position and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the material incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), availability of temporary professionals, financing, revenue, operations, and compliance with applicable laws.  Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement.  Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the preceding paragraphs.  All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement.  Market data used in information incorporated by reference into this prospectus, including information relating to our relative position in the independent staffing industry, is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.  Although we believe that such sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified such information.

USE OF PROCEEDS

All net proceeds from the disposition of the common shares covered by this prospectus or interests therein will go to the selling stockholders.  We will not receive any proceeds from the disposition of the common stock or interests therein by the selling stockholders. However, certain of the shares of common stock covered hereby will be issued only upon the exercise of warrants, upon exercise of these warrants, we will receive the proceeds of the prices exercise of such warrants if they are exercised other than on a net exercise basis. To the extent we receive cash upon exercise of the warrants, we intend to use that cash for general corporate purpose.

DIVIDEND POLICY

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business.  We do not expect to pay any cash dividends in the foreseeable future.  The decision whether to pay cash dividends on our common stock will be made by our Board of Directors, in its discretion, and will depend on our financial condition, operating results, capital requirements and other factors that our Board of Directors considers significant.

SELLING STOCKHOLDERS

The following table sets forth, as of August 28, 2007, the name of the selling stockholders, the number of shares of our common stock beneficially owned by such selling stockholders before and after this offering and the number of shares that may be offered pursuant to this prospectus.  This information is based on information provided by or on behalf of the selling stockholders and, with regard to the beneficial holdings of the selling stockholders, is accurate only to the extent beneficial holdings information was disclosed to us by or on behalf of the selling stockholders.  The selling stockholders and holders listed in any supplement to this prospectus, and any transferors, pledgees, donees or successors to these persons, may from time to time offer and sell, pursuant to this prospectus and any subsequent prospectus supplement, any and all of these shares or interests therein.  Any supplement to this prospectus may contain additional or varied information about the selling stockholder and/or additional holders, and any of their transferors, pledgees, donees or successors, the names of natural persons with voting or investment control over the shares covered hereby, and the aggregate amount of the shares offered that is beneficially owned by each person.  This information will be obtained from the selling stockholder and/or additional holders.

Shares listed under the column “Shares Offered by this Prospectus” represent the number of shares that may be sold by the selling stockholders pursuant to this prospectus.  Pursuant to Rule 416 of the Securities Act of 1933, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares because of any stock split, stock dividend, or similar transaction which results in an increase in the number of outstanding shares of our common stock.

The information under the heading “Shares Beneficially Owned After the Offering” assumes the selling stockholder sells all of its shares covered hereby to unaffiliated third parties, that the selling stockholders will acquire no additional Crdentia Corp. common stock prior to the completion of this offering, and that any other shares of our common stock beneficially owned by the selling stockholders will continue to be beneficially owned.  The selling stockholders may dispose of all, part or none of their shares.

For purposes of the table below, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares.  Shares of common stock subject to options, warrants or issuable upon conversion of convertible securities currently exercisable or exercisable within 60 days from August 28, 2007 are deemed outstanding for computing the percentage ownership of the person holding the options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

The selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of its shares of common stock in transactions exempt from the registration requirements of the Securities Act of 1933 since the date on which it provided to us the information regarding its shares of common stock.

Other than Dawson James Securities Inc. which is a broker-dealer, and Robert D. Keyser, Jr., John Keyser, Scott Schalk and Vestal Venture Capital, who are affiliates of broker-dealers, no selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer.

	Shares Beneficially Owned Prior to the Offering			Shares Offered by		Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number		Percent(1)	this Prospectus		Number		Percent

Vestal Venture Capital 6471 Enclave Way Boca Raton, FL 33496	186,460	(2)	*	171,650		14,810	(2)	*

Dawson James Securities Inc.(3) 925 South Federal Highway – 6th FL Boca Raton, FL 33432	240,000		*	240,000		—		—

Robert D. Keyser, Jr.(3) 925 South Federal Highway – 6th FL Boca Raton, FL 33432	75,000		*	75,000		—		—

John Keyser(3) 925 South Federal Highway – 6th FL Boca Raton, FL 33432	75,000		*	75,000		—		—

Scott Schalk(3) 925 South Federal Highway – 6th FL Boca Raton, FL 33432	10,000		*	10,000		—		—

Nite Capital LP 100 East Cook Avenue, Suite 201 Libertyville, IL 60048	233,497	(4)	*	214,983		18,514	(4)	*

Whalehaven Capital Fund Limited c/o Research Capital 564-1055 Dunsmuir Street Four Bentall Centre Vancouver, BC V7X 1L4	1,277,409	(5)	4.1%	1,156,011		121,398	(5)	*

iVOW, Inc.(6) 11455 El Camino Real, Suite 140 San Diego, CA 92130	1,500,000		4.8%	1,500,000		—		—

Catalysis Partners, LLC(7) c/o Francis Capital Management 429 Santa Monica Blvd., Suite 320 Santa Monica, CA 90401	91,666		*	91,666		—		—

Catalysis Offshore, Ltd. (7) c/o Francis Capital Management 429 Santa Monica Blvd., Suite 320 Santa Monica, CA 90401	75,000		*	75,000		—		—

James D. Durham(8) 25 Highland Park Village Dallas, TX 75205	2,412,050	(8)	7.4%	166,666		2,245,384	(8)	7.0%

Gateway Capital Group, LLC(9) PO Box 15 Rancho Santa Fe, CA 92067	333,333		*	333,333		—		—

Hornthal Investment Partners, LP(10) 2234 Beach Street San Francisco, CA 94123	83,333		*	83,333		—		—

AudioStocks, Inc.(11) 2038 Corte del Nogal Suite 110 Carlsbad, CA 92011	2,247,500	(11)	7.0%	2,247,500	(11)	—		—

	Shares Beneficially Owned Prior to the Offering		Shares Offered by	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percent(1)	this Prospectus	Number	Percent
FatBoy Capital, LP(12) c/o SeaCap Management LLC 500 International Dr., Suite 275 Budd Lake, NJ 07828	333,333	1.1%	333,333	—	—

Norman C. Roberts Trust(13) 2810 Hidden Valley Road La Jolla, CA 92037	500,000	1.6%	500,000	—	—

Robert E. Curry (14) 10764 Green Valley Drive Gilroy, CA 95020	166,666	*	166,666	—	—

*                         Less than one percent.

(1)                  Percentage ownership is based on 30,023,276 shares of our common stock outstanding as of August 28, 2007.

(2)                  Includes 8,333 shares issuable upon exercise of warrants currently outstanding.  Allan Richard Lyons has voting and dispositive power on behalf of Vested Venture Capital.  The shares offered by Vestal Venture Capital pursuant to this prospectus were acquired from us in the Debenture Exchange described above under “Issuances of Common Stock.”

(3)                  Robert D. Keyser, Jr. has voting and dispositive power on behalf of Dawson James Securities Inc.  The shares offered by Dawson James, Messrs. Keyser, Jr., Keyser and Schalk pursuant to this prospectus were acquired from us in a Settlement described above under “Issuances of Common Stock.”

(4)                  Includes 10,417 shares issuable upon exercise of warrants currently outstanding.  Keith Goodman has voting and dispositive power on behalf of Nite Captial LP.  The shares offered by Nite Capital LP pursuant to this prospectus were acquired from us in the Debenture Exchange described above under “Issuances of Common Stock.”

(5)                  Includes 62,500 shares issuable upon exercise of warrants currently outstanding.  Evan Schemenaur, Arthur Jones and Jennifer Kelly have voting and dispositive power on behalf of Whalehaven Capital Fund Limited.  The shares offered by Whalehaven Capital Fund Limited pursuant to this prospectus were acquired from us in the Debenture Exchange described above under “Issuances of Common Stock.”

(6)                  John Lyon, Scott R. Pancoast and George B. DeHuff have voting and dispositive power on behalf of iVOW, Inc.  The shares offered by iVOW, Inc. pursuant to this prospectus were acquired from us in a Settlement described above under “Issuances of   Common Stock.”

(7)                  John P. Francis has voting and dispositive power on behalf of Catalysis Partners, LLC and Catalysis Offshore, Ltd.  The shares offered by Catalysis Partners, LLC and Catalysis Offshore, Ltd. pursuant to this prospectus were acquired from us in the private placement described above under “Issuances of Common Stock.”

(8)                  Mr. Durham is our former Chief Executive Officer.  Includes 1,043,144 shares issuable upon the exercise of outstanding options.  The shares offered by Mr. Durham pursuant to this prospectus were acquired from us in the private placement described above under “Issuances of Common Stock.”

(9)                  Scott B. Robinson has voting and dispositive power on behalf of Gateway Capital Group, LLC.  The shares offered by Gateway Capital Group pursuant to this prospectus were acquired from us in the private placement described above under “Issuances of Common Stock.”

(10)            Jim Hornthal has voting and dispositive power on behalf of Hornthal Investment Partners, L.P. The shares offered by Hornthal Investment Partners, L.P. pursuant to this prospectus were acquired from us in the private placement described above under “Issuances of Common Stock.”

(11)            Luis Leung has voting and dispositive power on behalf of AudioStocks, Inc.  Includes 933,334 shares issuable upon exercise of an outstanding warrant. The shares offered by AudioStocks pursuant to this prospectus were acquired from us (or may be acquired from us) pursuant to the Services Agreement (and related warrant) described above under “Issuances of Common Stock.”

(12)            David A. Jenkins has voting and dispositive power on behalf of FatBoy Capital, LP  The shares offered by FatBoy Capital, L.P. pursuant to this prospectus were acquired from us in the private placement described above under “Issuances of Common Stock.”

(13)            Norman Roberts has voting and dispositive power on behalf of the Norman C. Roberts Trust.  The shares offered by the Norman C. Roberts Trust pursuant to this prospectus were acquired from us in the private placement described above under “Issuances of Common Stock.”

(14)    The shares offered by Mr. Curry pursuant to this prospectus were acquired from us in the private placement described above under “Issuances of Common Stock.”

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 160,000,000 shares of capital stock, consisting of 150,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share, of which 2,750,000 shares have been designated Series A convertible preferred stock, 6,250,000 shares have been designated Series B convertible preferred stock, 100,000 shares have been designated Series B-1 convertible preferred stock and 325,000 shares have been designated Series C convertible preferred stock.

The following is a summary of the material terms of our capital stock.  You should refer to our Restated Certificate of Incorporation, as amended, and Restated Bylaws for more detailed information.

Common Stock

As of August 28, 2007, 30,023,276 shares of our common stock were outstanding.  Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  Subject to limitations under Delaware law and preferences that apply to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends or other distribution, if any, as may be declared by our board of directors out of legally available funds.  In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock.  The common stock has no preemptive, conversion or other rights to subscribe for additional securities.  There are no redemption or sinking fund provisions applicable to our common stock.  The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.  All outstanding shares of our common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable.

Preferred Stock

As of August 28, 2007, no shares of Series A, Series B, Series B-1 or Series C convertible preferred stock were outstanding.

Transfer Agent and Registrar; Market

The transfer agent and registrar for our common stock is U.S. Stock Transfer Corp.  Our common stock is quoted on the OTC Bulletin Board, under the symbol “CRDT”.

PLAN OF DISTRIBUTION

Each selling stockholder of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Trading Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•                  block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker dealer as principal and resale by the broker dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales.  Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.  In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Morrison & Foerster LLP, San Diego, California.

EXPERTS

The financial statements for the years ended December 31, 2006, 2005 and 2004 appearing in our Annual Report on Form 10-K for the year ended December 31, 2006 and incorporated by reference into this prospectus and the registration statement have been audited by KBA Group LLP, independent registered public accounting firm, to the extent and for the periods indicated in their report appearing therein, and are incorporated by reference in reliance upon such report and upon the authority of such firm as an expert in accounting and auditing.

ADDITIONAL INFORMATION

We file electronically with the Securities and Exchange Commission our annual reports on Form 10-K, quarterly interim reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. We have also filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of the contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed or incorporated by reference as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

We make available on or through our website at www.crdentia.com, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish such reports to the SEC. A copy of the registration statement, the exhibits and schedules thereto and any other document we file with the SEC may be inspected without charge, or copies may be obtained, at the SEC’s Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. The SEC maintains a website that contains our registration statement and the other documents that we file electronically with the SEC. The address of the SEC’s website is www.sec.gov. In addition, we will provide to each person to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. Requests should be directed to: Investor Relations, Crdentia Corp., 5001 LBJ Freeway, Suite 850, Dallas, Texas 75244, telephone (972) 850-0780.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and filed with the SEC under Sections 13(a),   13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Except as set forth below, the SEC file number for the documents incorporated by reference in this prospectus is 000-31152. We incorporate by reference the following information that has been filed with the SEC:

•                  our Annual Report on Form 10-K for the year ended December 31, 2006 (as amended by our Annual Report on Form 10-K/A for the year ended December 31, 2006);

•                  our Quarterly Report on Form 10-Q for the period ended March 31, 2007;

•      our Quarterly Report on Form 10-Q for the period ended June 30, 2007; and

•      each of our Current Reports on Form 8-K filed with the SEC on January 1, 2007, January 29, 2007, February 8, 2007, February 14, 2007, March 6, 2007, March 14, 2007, March 20, 2007, March 30, 2007, April 10, 2007, April 18, 2007, April 30, 2007, May 9, 2007, May 25, 2007, June 29, 2007, July 6, 2007, July 18, 2007 and August 14, 2007.

7,440,141 Shares

Common Stock

PROSPECTUS

, 2007

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 23.  Other Expenses of Issuance and Distribution.

The following is an estimate, subject to future contingencies, of the expenses to be incurred by us in connection with the issuance and distribution of the securities being registered.

Registration Fee	$890
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	15,000
Printing and Engraving Fees	10,000
Listing Fees	—
Transfer Agent’s Fees	1,500
Miscellaneous	—
Total	$52,390

Item 14.  Indemnification of Directors and Officers.

Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.  If the action or suit is by or in the name of the corporation, the corporation may indemnify such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

As permitted by Section 102 of the Delaware General Corporation Law, the Company has adopted provisions in its restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of its directors for a breach of their fiduciary duty of care as a director.  The duty of care generally requires that, when acting on behalf of the Company, directors exercise an informed business judgment based on all material information reasonably available to them.  Consequently, a director will not be personally liable to the Company or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•                  any breach of the director’s duty of loyalty to the Company or its stockholders;

•                  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•                  any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.

As permitted by Section 145 of the Delaware General Corporation Law, the Company’s amended and restated bylaws provide that:

•                  the Company may indemnify its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•                  the Company may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•                  the rights provided in its amended and restated bylaws are not exclusive.

We have entered into indemnification agreements with each of our directors and executive officers, as well as with certain employees and consultants.  These indemnification agreements provide that we hold harmless and indemnify each such director, officer, employee and consultant to the fullest extent authorized or permitted by law.  In addition, subject to certain conditions, these indemnification agreements provide for payment of expenses (including attorney’s fees) actually and reasonably incurred in connection with any threatened, pending or completed proceeding to which the indemnified director, officer or employee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that he or she is, was or at any time becomes a director, officer, employee or agent of us, or is or was serving or at any time serves at the request of us as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.  In addition, we have purchased policies of directors’ and officers’ liability insurance, which insure our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Item 15.  Recent Sales of Unregistered Securities

•                  On August 31, 2004, the Company issued warrants to purchase 90,575 shares of Common Stock at a price of $31.50 per share in connection with the Company’s first borrowing under the term loan credit facility from Bridge Opportunity Finance, LLC.

•                  On August 31, 2004, the Company issued MedCap Partners L.P. a warrant to purchase 6,000 shares of Series B-1 Convertible Preferred Stock for $60 per share for five years.

•                  On August 31, 2004, the Company issued 35,840 shares of Series C Convertible Preferred Stock in exchange for cash proceeds of $2,150,400.  The shares were issued to certain accredited investors as well as MedCap Partners L.P. and the Company’s Chairman and Chief Executive Officer.  The purchasers were granted Series C Warrants to purchase an aggregate of 89,600 Series C Convertible Preferred Shares.

•                  On August 31, 2004, the Company acquired Arizona Home Health Care/Private Duty, Inc. in exchange for, among other things, 20,000 shares of the Company’s common stock valued at $690,000.

•                  On September 30, 2004, the Company issued 12,642 shares of Series B-1 Convertible Preferred Stock in exchange for the conversion of $758,640 in outstanding principal plus accrued and unpaid interest under certain convertible subordinated promissory notes issued in 2003.  The holders of such notes included the Company’s Chairman and Chief Executive Officer, a member of the Company’s Board of Directors and an entity whose managing member is also on the Company’s Board of Directors.

•                  Pursuant to the Makewell Agreement entered on August 31, 2004 by the Company, MedCap Partners L.P., BOF and Bridge Healthcare Finance, the Company issued to MedCap Partners L.P.: (i) 3,090 shares of Series C Convertible Preferred Stock (Series C) on September 23, 2004; (ii) 1,250 shares of Series C on October 12, 2004; (iii) 5,000 shares of Series C on October 18, 2004; (iv) 1,417 shares of Series C on October 25, 2004; and (v) 5,910 shares of Series C on November 3, 2004.  Such shares of Series C were issued at a cash price per share of $60.00.

•                  In connection with the Company’s issuances of the shares of Series C described above, MedCap Partners L.P., was granted (i) a warrant to purchase 7,725 shares of Series C on September 25, 2004 (ii) a warrant to purchase 65,685 shares of Series C on October 18, 2004, (iii) a warrant to purchase 17,712 shares of Series C on October 25, 2004 and (iv) a warrant to purchase 73,875 shares of Series C on November 3, 2004.  Such warrants are exercisable for a period of five years at a price per share of Series C of $60.00.

•                  During November 2004, the Company entered into an agreement to convert approximately $2.7 million of notes and accrued interest to Series B-1 Convertible Preferred Stock.  As a result, the Company issued 45,450 shares of Series B-1 Convertible Preferred Stock.

•                  On November 29, 2004, MedCap Partners L.P. loaned the Company $400,000 for working capital purposes.

•                  On December 16, 2004, the Company issued 1,582 shares of Series B-1 Convertible Preferred Stock at a per share price of $60.00 to investors for cash proceeds of $94,920.

•                  During the first quarter of 2005, the Company borrowed $1,050,000 from MedCap Partners L.P.  As an incentive to provide the funds, the Company also issued 7,775 shares of common stock.

•                  In March 2005, MedCap Partners L.P. exercised 108,333 warrants to purchase Series C Convertible Preferred Stock for $6.5 million.

•                  On March 29, 2005, the Company issued unsecured convertible notes to the former TravMed stockholders in the total amount of $3,215,490.

•                  On March 29, 2005, the Company acquired Health Industry Professionals, LLC in exchange for, among other things, 128,368 shares of common stock.

•                  In connection with the exercise of outstanding warrants to purchase shares of Series C Preferred Stock, on May 2, 2005 the Company issued 22,187 shares of Series C Preferred Stock at a cash price per share of $60.00 to MedCap Partners L.P.

•                  On May 4, 2005, the Company acquired Prime Staff, LP and Mint Medical Staffing Odessa in exchange for, among other things, 16,504 shares of our common stock.

•                  On May 31, 2005, the Company granted 370,000 shares of restricted stock to four of its officers.

•                  The Company obtained a $500,000 loan on November 15, 2005 and a $1,500,000 loan on November 18, 2005 from MedCap Partners L.P.

•                  On December 30, 2005, the Company issued 335,370 shares of common stock to MedCap Partners L.P., at a price per share of $0.60, in consideration for the cancellation of the principal and all accrued interest under secured promissory notes the Company issued on November 15, 2005 and November 18, 2005.

•                  On January 6, 2006, the Company issued to investors $2,000,000 aggregate principal amount of 8% Convertible Subordinated Debentures, Short Term Warrants to purchase an aggregate of 333,333 shares of common stock and Long Term Warrants to purchase an aggregate total of 166,666 shares of common stock.

•                  On January 24, 2006, the Company issued 125,000 shares of common stock to MedCap Partners LP for cash proceeds of $750,000.

•                  On March 3, 2006, the Company issued 25,000 shares of common stock to MedCap Partners LP for cash proceeds of $200,000.

•                  On March 13, 2006, the Company issued 25,000 shares of common stock to MedCap Partners LP and MedCap Master Fund L.P. for cash proceeds of $200,000.

•                  On March 24, 2006, the Company issued 150,000 shares of restricted common stock to its Chairman and Chief Executive Officer.

•                  On April 3, 2006 the Company issued 58,333 shares of common stock to MedCap Partners LP for cash proceeds of $350,000

•                  On April 4, 2006 the Company issued 10,257,131 shares of common stock to accredited investors, including MedCap Partners LP and James D. Durham, in exchange for all outstanding shares of the Company’s Series C convertible Preferred stock and warrants to purchase Series C Convertible Preferred Stock and Series B-1 Convertible Preferred Stock.

•                  On January 25, 2007, the Company issued 1,283,332 shares of common stock at $0.60 per share for aggregate proceeds of $770,000 in a private placement.

•                  On February 7, 2007, the Company issued 2,049,999 shares of common stock at $0.60 per share for aggregate proceeds of $1,230,000 in a private placement.

•                  On March 2, 2007, the Company issued 1,666,667 shares of common stock at $0.60 per share for aggregate proceeds of $1,000,000 in a private placement.

•                  On March 14, 2007, the Company issued 1,156,011 shares of common stock in exchange for an outstanding debenture.

•                  On March 15, 2007, the Company issued 171,650 shares of common stock in exchange for an outstanding debenture.

•                  On March 20, 2007, the Company issued 214,983 shares of common stock in exchange for an outstanding debenture.

•                  On March 28, 2007, the Company issued 333,332 shares of common stock at $0.60 per share for aggregate proceeds of $200,000 in a private placement.

•                  On April 4, 2007, the Company issued 1,500,000 shares of common stock pursuant to the terms of a Settlement Agreement.

•                  On April 9, 2007, the Company issued 312,500 shares of common stock pursuant to the terms of a Settlement Agreement.

•                  On April 12, 2007, the Company issued 499,999 shares of common stock at $0.60 per share for aggregate proceeds of $300,000 in a private placement.

•                  On April 13, 2007, the Company issued 400,000 shares of common stock pursuant to the terms of a Settlement Agreement.

•                  On April 26, 2007, the Company issued 250,000 shares of common stock at $0.60 per share for aggregate proceeds of $150,000 in a private placement.

•                  On May 8, 2007, the Company issued 333,333 shares of common stock at $0.60 per share for aggregate proceeds of $200,000 in a private placement.

•                  On May 24, 2007, the Company issued 166,666 shares of common stock at $0.60 per share for aggregate proceeds of $100,000 in a private placement.

•                  On June 25, 2007, the Company issued 500,000 shares of common stock at $0.60 per share for aggregate proceeds of $200,000 in a private placement.

•                  On June 25, 2007, the Company issued 975,000 shares of common stock and a warrant to purchase up to 1,000,000 shares of common stock at an exercise price of $0.60 per share.

•                  On July 13, 2007, the Company issued 749,999 shares of common stock at $0.60 per share for aggregate proceeds of $450,000 in a private placement.

•      On August 9, 2007, the Company issued 333,332 shares of common stock at $0.60 per share for aggregate proceeds of $200,000 in a private placement.

•      On August 20, 2007, the Company issued 272,500 shares of common stock pursuant to the terms of a Services Agreement.

The issuances of the securities were made pursuant to an exemption from registration provided by the Securities Act of 1933, as amended.

Item 16.  Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit No.	Description

2.9(9)

Agreement and Plan of Reorganization, dated as of March 28, 2005, by and among Crdentia Corp., CRDE Corp., Travmed Acquisition Corporation, Travmed USA, Inc. and the shareholders of Travmed USA, Inc. Certain schedules and exhibits referenced in the Agreement and Plan of Reorganization have been omitted in accordance with Item 601 of Regulation S-K. A copy of the omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

2.10(9)

Agreement and Plan of Reorganization, dated as of March 28, 2005, by and among Crdentia Corp., HIP Acquisition Corporation, HIP Holding, Inc. and the shareholders of HIP Holding, Inc. Certain schedules and exhibits referenced in the Agreement and Plan of Reorganization have been omitted in accordance with Item 601 of Regulation S-K. A copy of the omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

2.11(44)

Asset Purchase Agreement dated April 10, 2006 by and among Crdentia Corp., CRDE Corp., Staff Search Acquisition Corp., Staff Search, Ltd., SSL GP, LLC and J.W. Iden. Certain schedules and exhibits referenced in the Asset Purchase Agreement have been omitted in accordance with Item 601 of Regulation S-K. A copy of the omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

2.12(44)

First Amendment to Asset Purchase Agreement dated April 18, 2006 by and among Crdentia Corp., CRDE Corp., Staff Search Acquisition Corp., Staff Search, Ltd., SSL GP, LLC and J.W. Iden. Certain schedules and exhibits referenced in the First Amendment to Asset Purchase Agreement have been omitted in accordance with Item 601 of Regulation S-K. A copy of the omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

2.13(47)

Agreement and Plan of Merger and Reorganization, dated September 20, 2006, by and among Crdentia Corp., iVOW Acquisition Corp. and iVOW, Inc. Certain schedules and exhibits referenced in the Agreement and Plan of Merger and Reorganization have been omitted in accordance with Item 601 of Regulation S-K. A copy of the omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

2.14(49)	Amendment No. 1, effective as of December 29, 2006, to Agreement and Plan of Merger, by and among the Company, iVOW Acquisition Corp. and iVOW, Inc.

2.15(58)	Asset Purchase Agreement dated June 30, 2007 by and among Crdentia Corp., Matthew J. Cahillane and C. Michael Emery.

3.1(10)	Restated Certificate of Incorporation.

3.2(10)	Restated Bylaws.

3.3(3)	Certificate of Amendment to Restated Certificate of Incorporation.

3.4(11)	Certificate of Amendment to Restated Certificate of Incorporation.

3.5(11)	Certificate of Correction of Certificate of Amendment to Restated Certificate of Incorporation.

3.6(11)	Certificate of Correction of Certificate of Amendment to Restated Certificate of Incorporation.

3.7(12)	Certificate of Amendment to Restated Certificate of Incorporation.

4.1(41)	Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Crdentia Corp.

4.2(43)	Certificate of Amendment of Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Crdentia Corp.

4.3(26)	Certificate of Designations, Preferences and Rights of Series B Preferred Stock of Crdentia Corp.

4.4(13)	Certificate of Designations, Preferences and Rights of Series B-1 Preferred Stock of Crdentia Corp.

4.5(14)	Certificate of Correction of Certificate of Designations, Preferences and Rights of Series B-1 Preferred Stock of Crdentia Corp.

4.6(15)	Certificate of Designations, Preferences and Rights of Series C Preferred Stock of Crdentia Corp.

4.7(14)	Certificate of Correction of Certificate of Designations, Preferences and Rights of Series C Preferred Stock of Crdentia Corp.

4.8(16)	Certificate of Amendment of Certificate of Designations, Preferences and Rights of Series C Preferred Stock of Crdentia Corp.

4.9(14)	Certificate of Correction of Certificate of Designations, Preferences and Rights of Series B Preferred Stock of Crdentia Corp.

4.10(13)	Registration Rights Agreement dated August 9, 2004 by and among Crdentia Corp. and the investors listed on Schedule A thereto.

4.11(15)	Amended and Restated Registration Rights Agreement dated August 31, 2004 by and among Crdentia Corp. and the investors listed on Schedule A thereto.

4.12(26)	Amended and Restated Registration Rights Agreement dated June 16, 2004 by and among Crdentia Corp. and MedCap Partners L.P.

4.13(15)	Form of Warrant to Purchase Shares of Series C Preferred Stock of Crdentia Corp. granted to the holders listed on Schedule A thereto.

4.14(15)	Form of Warrant to Purchase Shares of Series B-1 Preferred Stock of Crdentia Corp. granted to MedCap Partners L.P.

4.15(15)	Warrant Agreement dated August 31, 2004 by and among Crdentia Corp. and Bridge Opportunity Finance, LLC.

4.16(15)	Form of Warrant Certificate to Purchase Shares of Common Stock of Crdentia Corp. granted to Bridge Opportunity Finance, LLC.

4.17(3)	Specimen Stock Certificate

4.18(17)	Registration Rights Agreement dated September 22, 2003 by and among Crdentia Corp. and the investors listed on Schedule A attached thereto.

4.19(17)	Registration Rights Agreement dated December 2, 2003 by and among Crdentia Corp. and the investors listed on Schedule A attached thereto.

4.20(9)	Letter Agreement dated March 29, 2005 by and among Crdentia Corp. and MedCap Partners, L.P.

5.1+	Opinion of Morrison & Foerster LLP.

10.3(10)	Common Stock Purchase Agreement dated May 15, 2002 by and among Lifen, Inc., the individual stockholders of Crdentia listed on Schedule A thereto and James D. Durham and Malahide Investments.

10.5(21)#	Employment Agreement dated August 14, 2002 by and between Crdentia Corp. and James D. Durham.

10.7(22)#	Restricted Stock Issuance Agreement dated October 22, 2002 by and between Crdentia Corp. and Robert J. Kenneth.

10.10(17)#	Notice of Stock Option Award and Stock Option Award Agreement dated December 16, 2003 by and between Crdentia Corp. and Thomas H. Herman.

10.11(17)#	Notice of Stock Option Award and Stock Option Award Agreement dated December 16, 2003 by and between Crdentia Corp. and C. Fred Toney.

10.12(17)#	Executive Employment Agreement dated December 22, 2003 by and between Crdentia Corp. and Pamela Atherton.

10.13(17)#	Notice of Stock Option Award and Stock Option Award Agreement dated December 22, 2003 by and between Crdentia Corp. and Pamela Atherton.

10.14(19)#	Notice of Stock Option Award dated December 31, 2003 by and between Crdentia Corp. and James Durham.

10.15(19)#	Stock Option Plan and Award Agreement dated December 31, 2003 by and between Crdentia Corp. and James Durham.

10.16(19)#	Bonus and Other Agreement dated December 31, 2003 by and between Crdentia Corp. and James Durham.

10.17(40)#	Amendment to Employment Agreement, dated January 1, 2004, by and between Crdentia Corp. and James D. Durham.

10.20(24)#	Amendment to Notice of Stock Award and Stock Option Agreement dated April 8, 2004 by and between Crdentia Corp. and Thomas H. Herman.

10.21(24)#	Amendment to Notice of Stock Award and Stock Option Agreement dated April 8, 2004 by and between Crdentia Corp. and C. Fred Toney.

10.24(24)#	Crdentia Corp. 2004 Stock Incentive Plan.

10.25(24)#	Form of Notice of Stock Option Award and Stock Option Award Agreement (Employees) under the Crdentia Corp. 2004 Stock Incentive Plan.

10.26(8)#	Form of Notice of Stock Option Award and Stock Option Award Agreement (Directors) under the Crdentia Corp. 2004 Stock Incentive Plan.

10.27(24)#	Form of Notice of Stock Option Award and Stock Option Award Agreement (Senior Officers) under the Crdentia Corp. 2004 Stock Incentive Plan.

10.28(24)#	Form of Notice of Stock Bonus Award and Stock Bonus Award Agreement under the Crdentia Corp. 2004 Stock Incentive Plan.

10.29(32)#	Notice of Stock Option Award and Stock Option Award Agreement dated August 3, 2004 by and between Crdentia Corp. and James D. Durham.

10.30(32)#	Notice of Stock Option Award and Stock Option Award Agreement dated August 3, 2004 by and between Crdentia Corp. and Pamela Atherton.

10.35(29)#	Form of Indemnification Agreement.

10.49(40)#	Amendment to Restricted Stock Purchase Agreement, dated as of August 3, 2004, by and among Crdentia Corp. and Robert Kenneth.

10.50(33)

Second Amended and Restated Loan and Security Agreement - Revolving Loans, dated May 16, 2005 by and among Crdentia Corp., Baker Anderson Christie, Inc., Nurses Network, Inc., New Age Staffing, Inc., PSR Nurses, Ltd., PSR Nurse Recruiting, Inc., PSR Nurses Holdings Corp., CRDE Corp., Arizona Home Health Care/Private Duty, Inc., Care Pros Staffing, Inc., HIP Holding, Inc., Health Industry Professionals, L.L.C., Travmed USA, Inc., Prime Staff, LP, Mint Medical Staffing Odessa, LP, GHS Acquisition Corporation and Bridge Healthcare Finance, LLC.

10.51(33)

Amended and Restated Loan and Security Agreement - Term Loan, dated May 16, 2005 by and among Crdentia Corp., Baker Anderson Christie, Inc., Nurses Network, Inc., New Age Staffing, Inc., PSR Nurses, Ltd., PSR Nurse Recruiting, Inc., PSR Nurses Holdings Corp., CRDE Corp., Arizona Home Health Care/Private Duty, Inc., Care Pros Staffing, Inc., HIP Holding, Inc., Health Industry Professionals, L.L.C., Travmed USA, Inc., Prime Staff, LP, Mint Medical Staffing Odessa, LP, GHS Acquisition Corporation and Bridge Opportunity Finance, LLC.

10.52(34)#	Executive Employment Agreement dated May 31, 2005 by and between Crdentia Corp. and James J. TerBeest.

10.53(34)#	Notice of Restricted Stock Bonus Award and Restricted Stock Bonus Agreement dated May 31, 2005 by and between Crdentia Corp. and James D. Durham.

10.54(34)#	Notice of Restricted Stock Bonus Award and Restricted Stock Bonus Agreement dated May 31, 2005 by and between Crdentia Corp. and Pamela G. Atherton.

10.55(34)#	Notice of Restricted Stock Bonus Award and Restricted Stock Bonus Agreement dated May 31, 2005 by and between Crdentia Corp. and James J. TerBeest.

10.57(35)#	Second Amendment to Employment Agreement dated November 8, 2005 among Crdentia Corp. and James D. Durham.

10.58(36)

Secured Promissory Note, dated November 15, 2005 issued by Crdentia Corp., Baker Anderson Christie, Inc., Nurses Network, Inc., New Age Staffing, Inc., PSR Nurses, Ltd., PSR Nurse Recruiting, Inc., PSR Nurses Holdings Corp., CRDE Corp., Arizona Home Health Care/Private Duty, Inc., Care Pros Staffing, Inc., HIP Holding, Inc., Health Industry Professionals, L.L.C., Travmed USA, Inc., Prime Staff, LP, Mint Medical Staffing Odessa, LP, and GHS Acquisition Corporation to MedCap Partners L.P.

10.59(36)

Secured Promissory Note, dated November 18, 2005 issued by Crdentia Corp., Baker Anderson Christie, Inc., Nurses Network, Inc., New Age Staffing, Inc., PSR Nurses, Ltd., PSR Nurse Recruiting, Inc., PSR Nurses Holdings Corp., CRDE Corp., Arizona Home Health Care/Private Duty, Inc., Care Pros Staffing, Inc., HIP Holding, Inc., Health Industry Professionals, L.L.C., Travmed USA, Inc., Prime Staff, LP, Mint Medical Staffing Odessa, LP, and GHS Acquisition Corporation to MedCap Partners L.P.

10.60(36)

Amended and Restated Security Agreement, dated November 18, 2005 by and among Crdentia Corp., Baker Anderson Christie, Inc., Nurses Network, Inc., New Age Staffing, Inc., PSR Nurses, Ltd., PSR Nurse Recruiting, Inc., PSR Nurses Holdings Corp., CRDE Corp., Arizona Home Health Care/Private Duty, Inc., Care Pros Staffing, Inc., HIP Holding, Inc., Health Industry Professionals, L.L.C., Travmed USA, Inc., Prime Staff, LP, Mint Medical Staffing Odessa, LP, GHS Acquisition Corporation and MedCap Partners L.P.

10.61(36)#	Amendment to Bonus and Other Agreement dated November 17, 2005 by and between Crdentia Corp. and James D. Durham.

10.62(37)	Securities Purchase Agreement by and between Crdentia and MedCap Partners L.P., dated as of December 30, 2005.

10.63(38)	Securities Purchase Agreement by and among Crdentia and the investors identified on the signature pages thereto, dated as of January 6, 2006.

10.64(38)	Form of Convertible Debenture by and among Crdentia and the investors identified on the signature pages thereto, dated as of January 6, 2006.

10.65(38)	Form of Long-Term Stock Purchase Warrant by and among Crdentia and the investors identified on the signature pages thereto, dated as of January 6, 2006.

10.66(38)	Form of Short-Term Stock Purchase Warrant by and among Crdentia and the investors identified on the signature pages thereto.

10.67(38)	Form of Registration Rights Agreement by and among Crdentia and the investors identified on the signature pages thereto, dated as of January 6, 2006.

10.68(39)#	Separation Agreement by and between Crdentia Corp. and Pamela Atherton, dated January 7, 2006.

10.69(39)#	General Release of Claims by and between Crdentia Corp. and Pamela Atherton, dated January 7, 2006.

10.70(39)	Settlement Agreement, dated January 9, 2006, by and among Crdentia Corp., Nick Liuzza, Sr., Nick Liuzza, Jr., Christopher Liuzza and certain other former shareholders of New Age Staffing, Inc.

10.71(33)	Equity Purchase Agreement, dated as of May 4, 2005, by and among Crdentia Corp., CRDE Corp.,

GHS Acquisition Corporation, Prime Staff, Inc., Prime Staff GP, LLC, Mint Medical, LLC, Mint Medical GP, LLC and the equity owners of Prime Staff, Inc., Prime Staff GP, LLC, Mint Medical, LLC and Mint Medical GP, LLC. Certain schedules and exhibits referenced in the Agreement and Plan of Reorganization have been omitted in accordance with Item 601 of Regulation S-K. A copy of the omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

10.72(45)	Promissory Note Issued by Crdentia Corp. to Staff Search Ltd.

10.73(44)#	Notice of Restricted Stock Bonus Award and Restricted Stock Bonus Award Agreement dated March 24, 2006 by and between Crdentia Corp. and James C. Durham.

10.74(44)#	Notice of Stock Option Award and Stock Option Award Agreement dated March 24, 2006 by and between Crdentia Corp. and James J. TerBeest.

10.75(46)#	Amendment to Executive Employment Agreement dated July 18, 2006 among Crdentia Corp. and James J. TerBeest.

10.76(47)	Interim Management Agreement, dated September 20, 2006, by and among Crdentia Corp., iVOW Acquisition Corp. and iVOW, Inc.

10.77(47)	Crdentia Merger Voting Agreement, dated September 20, 2006, by and among Crdentia Corp., MedCap Partners L.P. and MedCap Master Fund L.P.

10.78(47)	iVOW Merger Voting Agreement, dated September 20, 2006, by and among iVOW, Inc., MedCap Partners L.P. and MedCap Master Fund L.P.

10.79(48)	Securities Purchase Agreement, dated January 25, 2007, by and among Crdentia Corp. and the investors identified on the signature pages thereto.

10.80(48)	Registration Rights Agreement, dated January 25, 2007, by and among Crdentia Corp. and the investors identified on the signature pages thereto.

10.81(51)	Severance Agreement and Mutual Release of Claims dated March 6, 2007 by and between Crdentia Corp. and James D. Durham.

10.82(52)	Letter Agreement dated March 8, 2007 by and between Crdentia Corp. and John Kaiser.

10.83(53)	Executive Employment Agreement dated March 26, 2007, by and between Crdentia Corp. and John Kaiser.

10.84(53)	Restricted Stock Bonus Award Agreement dated March 26, 2007, by and between Crdentia Corp. and John Kaiser.

10.85(54)*

SYSTRAN Financial Services Corporation Factoring Agreement, dated February 8, 2007, by and between SYSTRAN Financial Services Corporation and Arizona Home Health Care/Private Duty, Inc., Care Pros Staffing, Inc., Baker Anderson Christie, Inc., New Age Staffing, Inc., PSR Nurses, Ltd., and Nurses Network, Inc.

10.86(54)*

SYSTRAN Financial Services Corporation Factoring Agreement, dated February 8, 2007, by and between SYSTRAN Financial Services Corporation and Crdentia Corp., Health Industry Professions, L.L.C., Mint Medical Staffing Odessa, LP, Prime Staff LP and Staff Search Acquisition Corp.

10.87(54)

Collateralized Guaranty Agreement dated February 8, 2007, by AHHC Acquisition Corporation, Arizona Home Health Care/Private Duty, Inc., Baker Anderson Christie, Inc., BAC Acquisition Corporation, Care Pros Staffing, Inc., CPS Acquisition Corp., CRDE Corp., GHS Acquisition Corporation, HIP Acquisition Corporation, HIP Holding Inc., iVOW Acquisition Corporation, NAS Acquisition Corporation, New Age Staffing, Inc., NNI Acquisition Corporation, Nurses Network, Inc., PSR Nurses, Ltd., PSR Nurse Recruiting, Inc., and PSR Nurses Holdings Corp.

10.88(54)

Collateralized Guaranty Agreement dated February 8, 2007, by Crdentia Corp., Health Industry Professionals, L.L.C., Mint Medical Staffing Odessa, LP, Prime Staff, LP, and Staff Search Acquisition Corp.

10.89(54)	Bills, Accounts, and Accounts Receivable Validity Guaranty dated February 8, 2007 by James D. Durham in favor of Systran Financial Services Corporation.

10.90(54)	Bills, Accounts, and Accounts Receivable Validity Guaranty dated February 8, 2007 by James J. TerBeest in favor of Systran Financial Services Corporation.

10.91(54)	Master Revolving Note dated January 19, 2007 between Crdentia Corp. and Comerica Bank.

10.92(55)	Settlement Agreement by and between Crdentia Corp. and iVOW, Inc., dated as of April 4, 2007

10.93(55)	Registration Rights Agreement by and between Crdentia Corp. and iVOW, Inc., dated as of April 4, 2007.

10.94(56)	Settlement Agreement by and between Crdentia Corp. and Dawson James Securities, Inc., dated April 13, 2007.

10.95(54)	Registration Rights Agreement dated April 13, 2007 by and between Crdentia Corp. and Dawson James Securities, Inc.

10.96(54)	Compromise, Settlement and Release Agreement dated effective March 29, 2007 by and between Crdentia Corp. and William W. Crocker and William C. Crocker.

10.97(57)	Services Agreement dated June 25, 2007 by and between Crdentia Corp. and AudioStocks, Inc.

10.98(57)	Warrant to Purchase Common Stock of Crdentia Corp. dated June 25, 2007.

23.1	Consent of KBA Group LLP.

23.2+	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1).

24.1	Power of Attorney. Reference is made to the Signature Page.

# Indicates management contract or compensatory plan.
+ To be filed by amendment.
*Confidential treatment has been granted for certain provisions of this exhibit.  Omitted material for which confidential treatment has been granted has been filed separately with the Securities and Exchange Commission.

(3)	Previously filed on Form 10-QSB with the Securities and Exchange Commission on August 12, 2003 and incorporated herein by reference.
(8)	Previously filed on Form 10-KSB with the Securities and Exchange Commission on March 31, 2005 and incorporated herein by reference.
(9)	Previously filed on Form 8-K with the Securities and Exchange Commission on April 1, 2005 and incorporated herein by reference.
(10)	Previously filed on Form 8-K with the Securities and Exchange Commission on August 22, 2002 and incorporated herein by reference.
(11)	Previously filed on Form 8-K/A with the Securities and Exchange Commission on June 28, 2004 and incorporated herein by reference.
(12)	Previously filed on Form 8-K with the Securities and Exchange Commission on January 7, 2005 and incorporated herein by reference.
(13)	Previously filed on Form 8-K with the Securities and Exchange Commission on August 24, 2004 and incorporated herein by reference.
(14)	Previously filed on Form 8-K/A with the Securities and Exchange Commission on October 18, 2004 and incorporated herein by reference.
(15)	Previously filed on Form 8-K with the Securities and Exchange Commission on September 7, 2004 and incorporated herein by reference.
(16)	Previously filed on Form 8-K with the Securities and Exchange Commission on March 21, 2005 and incorporated herein by reference.
(17)	Previously filed on Form 10-KSB with the Securities and Exchange Commission on March 30, 2004 and incorporated herein by reference.

(19)	Previously filed on Form 8-K with the Securities and Exchange Commission on January 12, 2004 and incorporated herein by reference.
(20)	Previously filed on Form 10-QSB with the Securities and Exchange Commission on November 14, 2003 and incorporated herein by reference.
(21)	Previously filed on Form 10-KSB with the Securities and Exchange Commission on November 27, 2002 and incorporated herein by reference.
(22)	Previously filed on Form 10-KSB with the Securities and Exchange Commission on March 11, 2003 and incorporated herein by reference.
(23)	Previously filed on Form 10-QSB with the Securities and Exchange Commission on May 17, 2004 and incorporated herein by reference.
(24)	Previously filed on Registration Statement on Form S-8 with the Securities and Exchange Commission on May 27, 2005 and incorporated herein by reference.
(25)	Previously filed on Form 8-K with the Securities and Exchange Commission on May 20, 2004 and incorporated herein by reference.
(26)	Previously filed on Form 8-K with the Securities and Exchange Commission on June 22, 2004 and incorporated herein by reference.
(29)	Previously filed on Form 10-QSB/A with the Securities and Exchange Commission on September 9, 2004 and incorporated herein by reference.
(30)	Previously filed on Form 8-K with the Securities and Exchange Commission on December 3, 2004 and incorporated herein by reference.
(32)	Previously filed on Form 10-QSB with the Securities and Exchange Commission on November 15, 2004 and incorporated herein by reference.
(33)	Previously filed on Form 10-QSB with the Securities and Exchange Commission on August 15, 2005 and incorporated herein by reference.
(34)	Previously filed on Form 8-K with the Securities and Exchange Commission on June 6, 2005 and incorporated herein by reference.
(35)	Previously filed on Form 8-K with the Securities and Exchange Commission on November 14, 2005 and incorporated herein by reference.
(36)	Previously filed on Form 8-K with the Securities and Exchange Commission on November 21, 2005 and incorporated herein by reference.
(37)	Previously filed on Form 8-K with the Securities and Exchange Commission on January 6, 2006 and incorporated herein by reference.
(38)	Previously filed on Form 8-K with the Securities and Exchange Commission on January 10, 2006 and incorporated herein by reference.
(39)	Previously filed on Form 8-K with the Securities and Exchange Commission on January 12, 2006 and incorporated herein by reference.
(40)	Previously filed on Registration Statement on Form S-2 with the Securities and Exchange Commission on June 1, 2005 and incorporated herein by reference.
(41)	Previously filed on Form 8-K with the Securities and Exchange Commission on December 30, 2003 and incorporated herein by reference.
(43)	Previously filed on Form 8-K with the Securities and Exchange Commission on February 20, 2004 and incorporated herein by reference.
(44)	Previously filed with a Quarterly Report on Form 10-QSB dated May 15, 2006 and incorporated herein by reference.
(45)	Previously filed with a Current Report on Form 8-K dated April 18, 2006 and incorporated herein by reference.
(46)	Previously filed with a Current Report on Form 8-K dated July 18, 2006 and incorporated herein by reference.
(47)	Previously filed with a Current Report on Form 8-K dated September 20, 2006 and incorporated herein by reference.
(48)	Previously filed with a Current Report on Form 8-K dated January 29, 2007 and incorporated herein by reference.
(49)	Previously filed with a Current Report on Form 8-K dated January 4, 2007 and incorporated herein by reference.
(51)	Previously filed with a Current Report on Form 8-K dated February 28, 2007 and incorporated herein by reference.
(52)	Previously filed with a Current Report on Form 8-K dated March 8, 2007 and incorporated herein by reference.

(53)	Previously filed with a Current Report on Form 8-K dated March 26, 2007 and incorporated herein by reference.
(54)	Previously filed with a Quarterly Report on Form 10-Q dated May 15, 2007 and incorporated herein by reference.
(55)	Previously filed with a Current Report on Form 8-K dated April 4, 2007 and incorporated herein by reference.
(56)	Previously filed with a Current Report on Form 8-K dated April 12, 2007 and incorporated herein by reference.
(57)	Previously filed with a Current Report on Form 8-K dated June 25, 2007 and incorporated herein by reference.
(58)	Previously filed with a Current Report on Form 8-K dated June 30, 2007 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1)           File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(A)          Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B)           Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C)           Include any additional or changed material information on the plan of distribution.

(2)           For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3)           File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)           For the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(B)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(C)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(D)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 udner the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on August 31, 2007.

CRDENTIA CORP.

By:	/s/ John B. Kaiser
John B. Kaiser
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John B. Kaiser and James J. TerBeest, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John B. Kaiser	Director and Chief Executive Officer	August 31, 2007
John B. Kaiser	(Principal Executive Officer)

/s/ James J. TerBeest	Chief Financial Officer	August 31, 2007
James J. TerBeest	(Principal Financial and Accounting Officer)

/s/ Thomas F. Herman	Director	August 31, 2007
Thomas F. Herman

/s/ Robert J. Kenneth	Director	August 31, 2007
Robert J. Kenneth

/s/ C. Fred Toney	Chairman (Director)	August 31, 2007
C. Fred Toney

/s/ William J. Nydam	Director	August 31, 2007
William J. Nydam